Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 on Form S-8 to Form S-4 registration statement No. 333-222662 and Registration Statements No. 333-159129, No. 333-192029, No. 333-195772 and No. 333-211028 each on Form S-8 of our report dated February 21, 2018 (July 31, 2018 as to Notes 1, 4, 16, 17, 18, 19,  and 21 to the consolidated financial statements), relating to the consolidated financial statements of McDermott International, Inc. and subsidiaries appearing in McDermott International, Inc.’ s Current Report on Form 8-K dated July 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

July 31, 2018